EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	EDWARD F. CRAWFORD PARK-OHIO HOLDINGS CORP. (216) 692-7200
Park-Ohio Reports Continued Growth in Second Quarter 2006
     CLEVELAND, OHIO, July 31, 2006 — Park-Ohio Holdings Corp. (NASDAQ:PKOH) today announced results for its second quarter ended June 30, 2006.
SIX MONTHS RESULTS
     Park-Ohio reported net sales of $528.7 million for the first six months of 2006, a 16% increase on sales of $457.7 million for the same period of 2005.
     Park-Ohio reported income before income taxes of $15.6 million for the first six months of 2006, a 3% increase on income before income taxes of $15.2 million in the same period of 2005. Park-Ohio recorded income tax expense of $5.9 million in the first six months of 2006, resulting in an effective income tax rate of 38%, compared to $1.5 million in the same period of 2005, or an effective income tax rate of 10%. No federal income taxes were expensed in the first six months of 2005 due to the Company’s tax valuation allowance, which was reversed at the end of 2005. Park-Ohio reported net income of $9.7 million, or $.84 per share dilutive, for the first six months of 2006, which included the impact of federal income tax expense. This compared to $13.7 million, or $1.21 per share dilutive, in the same period of 2005, which benefited from the absence of federal income tax expense. If federal income taxes had been recorded in the first six months of 2005, Park-Ohio would have reported net income fully taxed(A) of $9.4 million, or $.83 per share dilutive.
SECOND QUARTER RESULTS
     Park-Ohio reported net sales of $268.5 million for second quarter 2006, a 17% increase on sales of $228.8 million for second quarter 2005.
     Park-Ohio reported income before income taxes of $7.8 million for second quarter 2006, a 5% decrease on income before income taxes of $8.2 million for second quarter 2005. Park-Ohio recorded income tax expense of $2.9 million in second quarter 2006, resulting in an effective income tax rate of 37%, compared to $.7 million in second quarter 2005, or an effective income tax rate of 9%. No federal income taxes were expensed in second quarter 2005 due to the Company’s tax valuation allowance, which was reversed at the end of 2005. Park-Ohio reported net income of $4.9 million, or $.43 per share dilutive, for second quarter 2006, which included the impact of federal income tax expense. This compared to net income of $7.5 million, or $.66 per share dilutive, for second quarter 2005, which benefited from the absence of federal income tax expense. If federal income taxes had been recorded in second quarter 2005, Park-Ohio would have reported net income fully taxed(A) of $5.1 million, or $.45 per share dilutive.

Recent History of Earnings per Share	Six months ended June 30,		Quarter ended June 30,
	2006	2005	2006	2005
Dilutive EPS, GAAP, as reported	$0.84	$1.21	$0.43	$0.66
Dilutive EPS, as adjusted with 38% income tax	$0.84	$0.83	$0.43	$0.45

     Edward F. Crawford, Chairman and Chief Executive Officer, stated, “Business conditions continue to be favorable for our Company. Our performance was led by another record quarter in revenue and earnings for ILS. We are addressing disappointing operational and earnings issues at one of the smaller units in our manufactured products segment. We remain confident in the strength of our businesses in the remainder of 2006 and beyond, and reaffirm our guidance of dilutive EPS of $1.65 to $1.75 for 2006.”
     A conference call reviewing Park-Ohio’s second quarter results will be broadcast live over the Internet on Tuesday, August 1, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com.
     Park-Ohio is a leading provider of supply chain logistics services and a manufacturer of highly engineered products. Headquartered in Cleveland, Ohio, the Company operates 24 manufacturing sites and 39 supply chain logistics facilities.
     In fourth quarter 2005, the Company reversed $7.3 million of its domestic deferred tax asset valuation allowance, increasing net income. In 2006, the Company began recording a quarterly provision for federal income taxes, which resulted in a total effective income tax rate of approximately 38%. Park-Ohio’s significant net operating loss carry-forward should preclude the payment of cash federal income taxes in 2006 and substantially reduce cash payments in 2007. In fourth quarter 2006, if a portion or all of its remaining deferred tax asset will more likely than not be realized, the Company will reverse into income the appropriate portion of its remaining tax valuation allowance of approximately $5.0 million.

(Note A) Reconciliation to GAAP:	Six months ended		Quarter ended
(In millions, except EPS)	June 30,		June 30,
	2006	2005	2006	2005
Income before income taxes, GAAP, as reported	$15.6	$15.2	$7.8	$8.2
Income taxes at 38% (GAAP for 2006, Adjusted for 2005)	(5.9)	(5.8)	(2.9)	(3.1)

Net income (GAAP for 2006, Adjusted for 2005)	$9.7	$9.4	$4.9	$5.1

Number of dilutive shares	11.4	11.3	11.4	11.3

Dilutive EPS (GAAP for 2006, Adjusted for 2005)	$0.84	$0.83	$0.43	$0.45

     The Company presents fully-taxed net income and EPS to facilitate comparison between periods because the Company began recording a quarterly provision for federal income taxes in 2006.
     This news release contains forward-looking statements, including statements regarding future performance of the Company, that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.
     Among the key factors that could cause actual results to differ materially from expectations are: the cyclical nature of the vehicular industry; timing of cost reductions; labor availability and stability; changes in economic and industry conditions; adverse impacts to the Company, its suppliers and customers from acts of terrorism or hostilities; the financial condition of the Company’s customers and suppliers, including the impact of any bankruptcies; the Company’s ability to successfully integrate the operations of acquired companies; the uncertainties of environmental, litigation or corporate contingencies; and changes in regulatory requirements. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands, Except per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net sales	$268,453	$228,795	$528,674	$457,678
Cost of products sold	230,738	193,429	454,072	387,216

Gross profit	37,715	35,366	74,602	70,462
Selling, general and administrative expenses	22,209	20,428	43,928	42,079

Operating income	15,506	14,938	30,674	28,383
Interest expense	7,735	6,715	15,105	13,174

Income before income taxes	7,771	8,223	15,569	15,209
Income taxes	2,870	710	5,911	1,509

Net income	$4,901	$7,513	$9,658	$13,700

Amounts per common share:
Basic	$0.45	$0.69	$0.88	$1.26
Diluted	$0.43	$0.66	$0.84	$1.21
Common shares used in the computation
Basic	10,983	10,886	10,976	10,880
Diluted	11,446	11,348	11,440	11,363
Other financial data:
EBITDA, as defined	$20,810	$19,531	$41,024	$37,515

Note A—In 2006, the Company began recording a quarterly provision for federal income taxes, resulting in a total effective income tax rate of approximately 38 percent. The Company’s significant net operating loss carryforwards should preclude the cash payment of federal income taxes in 2006. In the fourth quarter of 2006, if a portion or all of its remaining deferred tax asset will more likely than not be realized, the Company will reverse into income the appropriate portion of its remaining tax valuation allowance of approximately $5.0 million.
Note B—EBITDA, as defined, reflects earnings before interest, income taxes, and excludes depreciation, amortization, certain non-cash charges and corporate-level expenses as defined in the Company’s Revolving Credit Agreement. EBITDA is not a measure of performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for net income, cash flows from operating, investing and financing activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. The Company presents EBITDA because management believes that EBITDA is useful to investors as an indication of the Company’s satisfaction of its Debt Service Ratio covenant in its revolving credit agreement and because EBITDA is a measure used under the Company’s revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA as defined herein may not be comparable to other similarly titled measures of other companies. The following table reconciles net income to EBITDA, as defined:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net income	$4,901	$7,513	$9,658	$13,700
Add back:

Income taxes	2,870	710	5,911	1,509
Interest expense	7,735	6,715	15,105	13,174
Depreciation and amortization	5,047	4,429	9,827	8,876
Miscellaneous	257	164	523	256

EBITDA, as defined	$20,810	$19,531	$41,024	$37,515

CONSOLIDATED CONDENSED BALANCE SHEETS
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

	June 30,	December 31,
	2006	2005
	(Unaudited)	(Audited)
	(In Thousands)
ASSETS
Current Assets
Cash and cash equivalents	$17,106	$18,696
Accounts receivable, net	187,869	153,502
Inventories	227,536	190,553
Deferred tax assets	8,627	8,627
Other current assets	11,450	21,651

Total Current Assets	452,588	393,029

Property, Plant and Equipment	250,025	244,367
Less accumulated depreciation	140,327	130,557

Total Property Plant and Equipment	109,698	113,810

Other Assets
Goodwill	85,418	82,703
Net assets held for sale	7,178	1,992
Other	71,042	71,320

Total Other Assets	163,638	156,015

Total Assets	$725,924	$662,854

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Trade accounts payable	$135,166	$115,401
Accrued expenses	67,334	65,416
Current portion of long-term liabilities	5,557	4,161

Total Current Liabilities	208,057	184,978

Long-Term Liabilities, less current portion
8.375% Senior Subordinated Notes due 2014	210,000	210,000
Revolving credit maturing on December 31, 2010	157,400	128,300
Other long-term debt	6,116	6,705
Deferred tax liability	3,176	3,176
Other postretirement benefits and other long-term liabilities	24,967	26,174

Total Long-Term Liabilities	401,659	374,355

Shareholders’ Equity	116,208	103,521

Total Liabilities and Shareholders’ Equity	$725,924	$662,854

BUSINESS SEGMENT INFORMATION (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
NET SALES

ILS	$150,338	$129,515	$300,497	$256,402
Aluminum Products	44,913	43,094	87,615	85,984
Manufactured Products	73,202	56,186	140,562	115,292

	$268,453	$228,795	$528,674	$457,678

INCOME BEFORE INCOME TAXES

ILS	$10,231	$8,271	$20,653	$16,475
Aluminum Products	2,396	3,481	4,436	5,904
Manufactured Products	6,132	5,949	11,794	11,762

	18,759	17,701	36,883	34,141
Corporate and Other Costs	(3,253)	(2,763)	(6,209)	(5,758)
Interest Expense	(7,735)	(6,715)	(15,105)	(13,174)

	$7,771	$8,223	$15,569	$15,209